Exhibit n2
Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
Prospect Capital Corporation
New York, New York
The audits referred to in our report to Prospect Capital Corporation, dated August 30, 2010, which is contained in the Registration Statement dated January 26, 2010, also included the audit of the information appearing on page 62 of the Registration Statement dated January 26, 2010, under the caption “Senior Securities” (referred to hereafter as the “Senior Securities Table”) for each of the three years in the period ended June 30, 2010. The information contained under the Senior Securities Table is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Senior Securities Table based on our audits.
In our opinion, the Senior Securities Table, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
/s/ BDO USA, LLP
BDO USA, LLP
New York, New York
August 30, 2010